Exhibit 99.1
NEWS RELEASE
Basic Earth Annual Shareholder Meeting
Denver, Colorado, October 19, 2007 — Basic Earth Science Systems, Inc. (Basic or the Company) (BSIC.OB) reported today the results of its January 21, 2008 Annual Shareholder Meeting. With 30 individuals in attendance Ray Singleton, Basic’s Chief Executive Officer and President, lead a straight forward discussion of Basic’s financial results, current projects and future strategy concluding by addressing questions and comments by shareholders in attendance.
Among the current projects discussed were:
Antenna-Federal Project
     –     All 16 Wells Have Been Drilled
     –     All Wells Appear Similar — No Surprises
     –     Prod. Facilities Are Now Being Built
     –     Plan To Start Completions In Early February
Indian Hill Project
     –     Recent Acid and Frac Stimulation on Lynn #1 & #3 have increased production to 70 & 50 BOPD
     –     In Fiscal 2009 Plan to Frac Stimulate Lynn #2
At the end of his comments Mr. Singleton presented the new Board of Directors to Basic’s shareholders. Previously appointed to the Board to fill a vacancy, Monroe Robertson was ratified by shareholders with this election. Richard Rodgers, David Flake and Ray Singleton were re-elected. For bios on the Board of Directors please visit our website at www.basicearth.net. The outcome of the election for the four Directors was as follows:

Name of Nominee	Vote For (on a cumulative basis)
Monroe Robertson	9,841,063
Richard Rodgers	9,841,327
David Flake	9,834,525
Ray Singleton	9,855,265
A Director was required to receive 8,600,294 votes to be elected.
Founded in 1969, Basic is an oil and gas exploration and production company with primary operations in select areas of the Williston basin, the Denver-Julesburg basin in Colorado, the southern portions of Texas, and along the on-shore portions of the Gulf Coast. Basic is traded on the “over-the-counter – bulletin board” under the symbol BSIC. Basic’s web site is at www.basicearth.net where additional information about the Company can be accessed.
Information herein contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which can be identified by words such as “should,” ”may,” “will,” “anticipate,” “estimate,” “intend” or “continue,” or comparable words or phrases. In addition, all statements other than statements of historical facts that address activities that Basic intends, expects or anticipates will or may occur in the future are forward-looking statements. Readers are encouraged to read the SEC reports of Basic, particularly the Company’s Quarterly Report on Form 10-QSB for the quarters ended June 30, 2007 and September 30, 2007 in addition to the Company’s Annual Report on Form 10-KSB for the fiscal year ended March 31, 2007, for meaningful cautionary language disclosing why actual results may vary materially from those anticipated by management.